Exhibit 99.1

For Release 1 p.m. PDT

July 27, 2004

NetIQ Announces Fourth Quarter and Fiscal 2004 Results

Revenue and Earnings Per Share near Top of Guidance Range; Five deals over $1 Million completed; Stock Repurchase Program Completed

SAN JOSE, Calif. — Jul. 27, 2004 — NetIQ Corp. (Nasdaq: NTIQ), a leading provider of Systems & Security Management and Web Analytics solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2004.

GAAP Financial Results

Revenue for the fourth quarter of fiscal 2004 was $67.9 million compared with $72.7 million in revenue in the same quarter of the prior year. As anticipated, NetIQ received no license revenue from Microsoft in the fourth quarter of fiscal 2004, compared with $5.0 million received in the fourth quarter of fiscal 2003. Excluding Microsoft revenue, revenue in the fourth quarter increased four tenths of a percent year over year. Net loss was $6.9 million or $0.12 per basic and diluted share in the fourth quarter of fiscal 2004, compared with a net loss of $334.7 million or $6.00 per basic and diluted share in the fourth quarter of fiscal 2003. NetIQ previously provided revenue guidance in the range of $64.0 million to $69.0 million and GAAP basic and diluted net loss per share of $0.11 to $0.18.

Revenue for the fiscal year ended June 30, 2004 was $261.6 million, compared with $310.2 million in the prior year. The year ended June 30, 2004 included $5.0 million in Microsoft revenue, compared with $60.0 million in Microsoft revenue in the prior year. Excluding the revenue from Microsoft in both years, revenue grew 2.2% year over year. Net loss was $191.4 million or $3.37 per basic and diluted share in the year ended June 30, 2004, compared with a net loss of $908.7 million or $17.07 per basic and diluted share in the prior fiscal year. These results include a charge against goodwill of $579.3 million in the first quarter of fiscal 2003 resulting from a change in accounting principle upon the adoption of FAS 142, an impairment charge against goodwill in the fourth quarter of fiscal 2003 in the amount of $330.5 million and a further goodwill impairment charge in the amount of $150.8 million in the first quarter of fiscal 2004.

Non-GAAP Operating Results

Non-GAAP net income for the fourth quarter was $1.7 million or $0.03 per diluted share, compared with non-GAAP net income of $3.9 million or $0.07 per diluted share for the same period in the prior fiscal year. Non-GAAP net income for the year ended June 30, 2004 was $3.8 million or $0.07 per diluted share, compared with $34.7 million or $0.64 per diluted share for the same period a year ago. NetIQ previously provided guidance for non-GAAP diluted net loss per share of $0.03 to net income per share of $0.01 for the fourth quarter of fiscal 2004, which included anticipated restructuring charges of approximately $2.1 million or $0.02 per share. Actual restructuring charges of $2.5 million or $0.03 per share have been excluded from the current non-GAAP results.

Non-GAAP net income presents the company’s net loss adjusted to exclude the following costs of revenue and expenses: amortization and impairment of purchased technology and other intangible assets, employee stock-based compensation, impairment of goodwill, restructuring charge, write-off of acquired in-process research and development, impairment of long-term investment, cumulative effect of change in accounting principle, and related income tax effect, each as detailed under “Reconciliation of Non-GAAP Information” in the attached financial statements. The exclusion of such items is not in accordance with generally accepted accounting principles, is not intended as a substitute for GAAP net income or loss or any other GAAP measure, and may not be consistent with similar measures used by other companies.

NetIQ’s management and board of directors believe that the non-GAAP information is an additional meaningful measure of operating performance because it measures the principal operating results that can be directly influenced by management, and it provides more consistent comparability of the Company’s financial results against historical results and the results of other enterprise software companies. Accordingly it is the principal measure of performance used by management and the board of directors to measure the performance of the company against its operational objectives.

“Our fourth quarter finished at the high end of our expectations, and we’re looking forward to revenue and earnings growth in fiscal 2005 driven by a product cycle refresh. New versions of our top four products began shipping in the fourth quarter with the effect of both enhancing our competitive position and distinguishing NetIQ with additional product awards. We expect to exit fiscal 2005 with a higher operating margin and are sharply focused on adding to shareholder value.” said Chuck Boesenberg, Chairman & CEO.

Business Outlook and Highlights

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. NetIQ does not undertake to update these targets in any way or for any reason prior to discussing actual results.

•	NetIQ anticipates revenue for its first quarter ending September 30, 2004 to be in the range of $60 to $64 million, compared with $57.9 million in revenue (excluding revenue from Microsoft of $5 million) for the quarter ended September 30, 2003, implying anticipated year over year growth of 4% to 11%.

•	NetIQ anticipates GAAP diluted net loss per share of $0.16 to $0.11 and non-GAAP diluted net loss per share of $0.02 to net income per share of $0.01 for the first quarter of fiscal 2005. The reconciliation to non-GAAP EPS guidance is based on the following assumptions for excluded costs and expenses in the first quarter: amortization of purchased technology of $3.1 million, amortization of other intangible assets of $2.2 million, amortization of employee stock-based compensation of $250,000, and related income tax benefit of $1.9 million to $900,000.

•	NetIQ anticipates its sales and marketing, research and development and general and administrative expenses to be in the range of $54 to $55 million in the first quarter of fiscal 2004, below previously provided guidance of $57 million.

Fourth Quarter Business Overview

•	Revenue (excluding Microsoft contribution) grew four tenths of a percent compared with the fourth quarter of fiscal 2003:

•	License revenue declined 4% (Q4 2003 $37.8 million to $36.1 million for Q4 2004)

•	Services revenue increased 6% (Q4 2003 $29.9 million to $31.8 million for Q4)

•	During the fourth quarter, NetIQ experienced some product sales which the company believes were due, in part, to Sarbanes-Oxley legislation driving regulatory compliance and the need for improved processes, controls and business assurance. In addition, NetIQ experienced strength in North America with several large deals closing during the last week of the quarter.

•	Sales & Marketing, Research & Development, and General & Administrative expenses combined declined 2% from both the previous quarter and the previous year. This is principally the result of restructuring support, services and security product development.

•	NetIQ generated $1.1 million in cash from operations, and ended the quarter with total cash and cash equivalents and short-term investments of $287.6 million. Significant uses of cash in the quarter included: Buyback of Common Stock—$26.5 million, and the purchase of the NetIQ Group Policy Administrator™ and NetIQ Group Policy Guardian™ products from Full Armor Corporation for $15.4 million.

•	Sales pipeline grew significantly from the same quarter one year ago, but declined slightly from the third quarter.

•	Deferred revenue at June 30, 2004 grew by 13% year over year to $66.6 million.

•	DSO was 41 days, compared to 38 days in the third quarter and 52 days for the quarter ended June 30, 2003.

•	In Q4, Systems & Security Products both achieved the highest level of bookings for the past year.

•	AppManager for Unix had a record high revenue quarter.

•	VoIP revenues exceeded $1 million in the quarter.

Fourth Quarter New Product Announcements

•	AppManager® version 6.0 shipped in Q4. AppManager 6.0 extends Service Management capabilities, enabling IT organizations to more proactively manage service delivery to their demanding and dynamic internal business customers.

•	NetIQ Vulnerability Manager™ 5.0 shipped in Q4. NetIQ Vulnerability Manager proactively secures systems by assessing policy compliance, identifying security vulnerabilities and correcting exposures before they result in security breaches, failed audits or costly downtime. Through a partnership with TruSecure, NetIQ Vulnerability Manager will be enhanced to deliver the latest notices as they are published.

•	NetIQ Security Manager™ 5.0 shipped in Q4. NetIQ Security Manager simplifies the management of security point products with real-time monitoring, correlation, analysis, automated response and reporting through a powerful central security console.

•	WebTrends® 7 shipped in Q4. WebTrends 7 provides a complete view of Web results that is integrated with a business user’s work environment and more acc1essible to a broader set of business users across an organization for accelerated return on investment.

Fourth Quarter Product Awards

•	AppManager was the recipient of the 2004 Codie Award for Best Systems Management Solution presented by the Software & Information Industry Association (SIIA).

•	NetIQ Security Manager was the winner of a SC Magazine Global Award in the Security Management category.

•	The following products received Target Awards from W2Knews:

•	Active Directory Management – AppManager for Active Directory

•	Active Directory Security – Directory Security Administrator™

•	Domain Management – Directory and Resource Administrator™

•	Exchange Management – Exchange Administrator™

•	Intrusion Detection – NetIQ Security Manager

•	System/Application Monitoring – AppManager

Recently Announced Partnerships

•	NetIQ signed a partnership and licensing agreement with Netuitive, a leading provider of Infrastructure Performance Analysis Software. NetIQ will use Netuitive technology to enhance the Service Management capabilities of the AppManager Suite. The Netuitive technology will be re-branded as part of the NetIQ AppManager Suite.

•	NetIQ granted an exclusive license to further develop and sell NetIQ DiagnosticManager™ for SQL Server and NetIQ ConfigurationManager™ for SQL Server to Idera. Idera is a provider of Management and Administration tools for Microsoft SQL Server.

Completion of Share Repurchase Program

NetIQ repurchased 2.0 million shares of its Common Stock in open market transactions in the fourth quarter completing its planned repurchase of 2.85 million shares for a total cost of $36.9 million. NetIQ’s board of directors approved the repurchase in October 2003.

NetIQ Analyst/Investor Conference Call

NetIQ will conduct a conference call at 1:30 p.m. Pacific time today to discuss the results of the quarter in more detail. Call-in numbers are (877) 440-8703 and 1-706-645-0115 (outside the U.S.). A replay will be available through September 30 at 1-800-642-1687 and 1-706-645-9291 (outside the U.S.). The passcode for the live call and replay is “8619013”. An audio webcast of the call and reconciliations of GAAP and non-GAAP financial data with respect to historical results and the company’s guidance and other information can be accessed from the company’s website at

http://www.netiq.com/about_netiq/investor_relations/analystreports.asp

About NetIQ

NetIQ Corp. (Nasdaq: NTIQ) is a leading provider of Systems & Security Management and Web Analytics solutions. Historically focused on managing Windows-based applications, NetIQ now delivers cross-platform solutions that enhance business performance resulting in higher returns on infrastructure and Web investments. NetIQ products are sold across all continents directly and through a network of authorized NetIQ partners and resellers. The company is headquartered in San Jose, Calif., with development and operational personnel in Houston, Texas; Portland, Ore; Raleigh, N.C.; Bellevue, Wash.; and Galway, Ireland. For more information, please visit the company’s web site at www.netiq.com or call (888) 323-6768.

Safe Harbor Statement

Statements in this press release regarding future operating results and statements other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company’s future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include (1) the effect of weak demand for software and services which results in increased uncertainty as to the company’s expected revenue; (2) risks inherent in technology businesses generally, including the timing and successful development of new products, customer acceptance of new product offerings; pricing of new products and competition in the company’s various product lines; the company’s ability to retain and hire technical personnel and other employees; changing relationships with customers, suppliers and strategic partners; and (3) the fact that the company typically receives a substantial portion of its orders at the end of the quarter and if an order shortfall occurs at the end of a quarter it could negatively impact the company’s operating results for the quarter. For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in documents we file from time to time with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended June 30, 2003. Additional information will also be set forth in NetIQ’s annual report on form 10-K for the year ended June 30, 2004, which is expected to be filed with the SEC in September 2004. All of the information in this press release is as of July 27, 2004, and NetIQ undertakes no responsibility to update this information.

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NetIQ, WebTrends, AppManager, NetIQ Group Policy Administrator, NetIQ Group Policy Guardian, Directory Security Administrator, Directory and Resource Administrator, Exchange Administrator, NetIQ Security Manager, NetIQ Vulnerability Manager, NetIQ DiagnosticManager and NetIQ ConfigurationManager are trademarks or registered trademarks of NetIQ Corporation in the United States and certain other countries. All other products mentioned are trademarks or registered trademarks of their respective owners.

Contacts:

Greg Klaben, Investor Relations 1-408-856-1894, greg.klaben@netiq.com

Susan Torrey, Corporate Communications 1-408-856-3028, susan.torrey@netiq.com

NetIQ Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30, (Unaudited)		Year Ended June 30,
	2004	2003	2004	2003
Software license revenue	$36,140	$42,799	$141,236	$205,707
Service revenue	31,771	29,862	120,409	104,517

Total revenue	67,911	72,661	261,645	310,224

Cost of software license revenue	1,448	3,033	9,265	10,090
Cost of service revenue	8,492	7,861	32,145	29,329
Amortization of purchased technology	3,140	7,231	20,649	25,436

Total cost of revenue	13,080	18,125	62,059	64,855

Gross profit	54,831	54,536	199,586	245,369

Operating expenses:
Sales and marketing	32,290	33,015	123,985	131,912
Research and development	17,149	18,226	68,059	71,105
General and administration	6,841	6,309	26,950	24,020
Amortization of other intangible assets	2,164	4,960	14,906	18,520
Restructuring charge	2,502	—	1,998	5,280
Employee stock-based compensation	61	132	318	796
Impairment of goodwill	—	330,484	150,842	330,484
Write-off of acquired in-process research and development	773	—	773	1,396

Total operating expenses	61,780	393,126	387,831	583,513

Loss from operations	(6,949)	(338,590)	(188,245)	(338,144)

Other income (expenses):
Interest income, net	987	2,111	4,765	12,189
Impairment of long-term investment	—	(693)	(4,100)	(1,438)

Other income, net	987	1,418	665	10,751

Loss before income taxes and cumulative effect of change in accounting principle	(5,962)	(337,172)	(187,580)	(327,393)

Income taxes	950	(2,490)	3,800	2,010

Loss before cumulative effect of change in accounting principle	(6,912)	(334,682)	(191,380)	(329,403)

Cumulative effect of change in accounting principle	—	—	—	(579,338)

Net loss	$(6,912)	$(334,682)	$(191,380)	$(908,741)

Basic and diluted earnings per share:

Loss before cumulative effect of change in accounting principle	$(0.12)	$(6.00)	$(3.37)	$(6.19)

Cumulative effect of change in accounting principle	—	—	—	(10.88)

Net loss	$(0.12)	$(6.00)	$(3.37)	$(17.07)

Shares used to compute basic and diluted earnings per share	55,953	55,797	56,729	53,253

RECONCILIATION OF NON-GAAP INFORMATION:

Net loss	$(6,912)	$(334,682)	$(191,380)	$(908,741)

Adjustments:
Amortization of purchased technology	3,140	7,231	20,649	25,436
Amortization of other intangible assets	2,164	4,960	14,906	18,520
Employee stock-based compensation	61	132	318	796
Restructuring charge	2,502	—	1,998	5,280
Impairment of goodwill	—	330,484	150,842	330,484
Write-off of acquired in-process research and development	773	—	773	1,396
Impairment of long-term investment	—	693	4,100	1,438
Cumulative effect of change in accounting principle	—	—	—	579,338

Total adjustments	8,640	343,500	193,586	962,688

Income tax effect	(46)	(4,896)	1,566	(19,256)

Supplemental non-GAAP net income	$1,682	$3,922	$3,772	$34,691

Diluted non-GAAP net income per share	$0.03	$0.07	$0.07	$0.64

Shares used to compute diluted non-GAAP net income per share	56,485	57,028	57,288	54,560

NetIQ Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2004	June 30, 2003
ASSETS

Current assets:
Cash and cash equivalents	$57,841	$76,095
Short-term investments	229,781	237,281
Accounts receivable, net	31,081	39,016
Prepaid expenses and other	5,269	7,019

Total current assets	323,972	359,411

Property and equipment, net	49,706	58,042
Other intangibles, net	39,040	56,245
Other assets	2,489	1,797
Long-term investments	4,614	5,714
Goodwill	124,081	272,561

Total assets	$543,902	$753,770

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,278	$7,224
Accrued compensation and related benefits	14,374	16,667
Other liabilities	11,813	13,124
Restructuring liability, current portion	929	2,302
Deferred revenue, current portion	61,174	55,632

Total current liabilities	96,568	94,949

Deferred revenue, net of current portion	5,442	3,082
Restructuring liability, net of current portion	393	532

Total liabilities	102,403	98,563

Stockholders’ equity:
Common stock	2,905,611	2,927,470
Deferred stock-based compensation	(313)	(861)
Accumulated deficit	(2,462,827)	(2,271,445)
Accumulated other comprehensive income (loss)	(972)	43

Total stockholders’ equity	441,499	655,207

Total liabilities and stockholders’ equity	$543,902	$753,770

NetIQ Corporation

Condensed Consolidated Statement of Cash Flows

(In thousands)

	Twelve Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(191,380)	$(908,741)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	51,191	58,250
Amortization of employee stock-based compensation	318	796
Loss on sale of investments and property and equipment	150	824
Impairment of goodwill	150,842	330,484
Impairment of long-term investment	4,100	—
Cumulative effect of change in accounting principle	—	579,338
Tax benefit from disqualifying dispositions	—	181
Write-off of acquired in-process research and development	773	1,396
Impairment of long-term investment in affiliate	—	1,438
Undistributed net loss in earnings of affiliate	—	500

Changes in:
Accounts receivable	10,720	3,491
Prepaid expenses and other	1,417	(1,394)
Accounts payable	823	(245)
Accrued compensation and related benefits	(2,632)	(5,785)
Other liabilities	(974)	(15,311)
Restructuring liability	(1,513)	2,834
Deferred revenue	7,075	(932)

Net cash provided by operating activities	30,910	47,124

Cash flows from investing activities:
Purchases of property and equipment, net of proceeds from sales	(7,474)	(15,271)
Cash used in acquisitions, net of cash received	(7,713)	(202,312)
Net maturities of short-term investments	5,757	174,296
Purchase of technology	(15,402)	—
Purchase of long-term investment	(3,000)	(5,000)
Other	(230)	201

Net cash used in investing activities	(28,062)	(48,086)

Cash flows from financing activities:
Purchases of common stock	(36,927)	—
Proceeds from sale of common stock	15,298	13,803

Net cash (used in) or provided by financing activities	(21,629)	13,803

Effect of exchange rate changes on cash	527	(778)

Net (decrease) increase in cash and cash equivalents	(18,254)	12,063
Cash and cash equivalents, beginning of period	76,095	64,032

Cash and cash equivalents, end of period	$57,841	$76,095